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                                  Exhibit 99-6

                          Actuarial Opinion and Consent

PRICEWATERHOUSECOOPERS
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                                                   PRICEWATERHOUSECOOPERS LLP
                                                   100 Pearl Street
                                                   Hartford CT 06103-4508
                                                   Telephone (860) 241 7000
                                                   Facsimile  (860) 241 7590



March 13, 2001


Re:   Flexible Premium Group Variable Universal Life Insurance
      (Variable Life Account C)
      of New York State United Teachers Benefit Trust
      (File No. 333-89953)


Dear Sir or Madam:

I have reviewed materials provided by Aetna Life Insurance and Annuity Company (ALIAC) regarding ALIAC's Flexible Premium Group Variable Universal Life Insurance contract that is offered to the New York State United Teachers Benefit Trust (the "Policy"). These materials included the Policy and Certificate forms, the illustrated values to be included in the Variable Life Account C prospectus (the "Prospectus"), and rates currently used by the system administering in-force certificates under this Policy.

Based on my review of these materials, in my opinion, the illustrations of benefits under the Policy included in the Prospectus under the caption "Illustrations of Death Benefit and Total Account Values" reflect the assumptions stated in the illustrations and are consistent with the provisions of the policy. Also, in my opinion, the age selected for the illustrations fairly represents the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ John B. Dinius
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John B. Dinius, FSA, MAAA
Principal Consultant